Exhibit 10.1

SETTLEMENT AGREEMENT
AND

MUTUAL RELEASE OF ALL CLAIMS

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS (the “Settlement and Release” or “Agreement”) is entered into this 30th day of March, 2015 (“Effective Date”) between MyGO Games Holding Co., My Go Games, LLC (collectively hereinafter “MyGO”) and Paul Watson (“Watson”).

RECITALS

WHEREAS, in or about November 2011, Watson was duly and properly appointed to the Board of Directors of MyGO Games Holding Co., formerly known as OBJ Enterprises, (“Board”);

WHEREAS, in or about November 2011, Watson was duly and properly appointed to the offices of President, Chief Financial Officer and Treasurer of MyGO Games Holding Co.;

WHEREAS, in or about July 2014, Watson was duly and properly appointed to the office of Chief Strategy Officer of MyGO Games Holding Co.;

WHEREAS, MyGO Games, LLC (“MGG, LLC”) and Watson entered into an Employment Agreement dated May 1, 2014, (the “Watson Agreement”) pursuant to which Watson was hired as My Go Games, LLC’s President and Chief Strategy Officer (“President & CSO”);

WHEREAS, in or about November, 2014, Watson, MyGO Games Holding Co.’s then President, Chief Financial Officer, Treasurer and Chief Strategy Officer, resigned from the positions of Chief Financial Officer, Treasurer and Chief Strategy Officer, and, concurrent with Mr. Watson’s resignation of the aforementioned offices, Watson was appointed Chief Marketing Officer of MyGO Games Holding Co. (“CMO”);

WHEREAS, each party has been advised of their respective potential rights, liabilities, and obligations, if any, in connection with the contracts and appointments between the parties and considers it to be in the parties’ respective best interests to compromise and settle all potential claims and defenses upon the terms and conditions set forth in this Settlement and Release;

WHEREAS, the parties enter into this Settlement and Release without admitting or conceding any liability, and solely for the purpose of resolving without further cost or disturbance all actual and potential disputes between them;

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants and representations contained herein, and for other good and valuable consideration, including, but not limited to the payments set forth below and the releases contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree and covenant as follows:

AGREEMENT

1. Severance Payment.  Watson agrees to resign all employment with MyGO; in exchange, MyGO agrees to (x) as soon as practicable pay-off the balance outstanding on the Wells Fargo credit card that is personally guaranteed by Watson and (y) pay Watson severance in an amount equal to the payroll rate Watson was paid prior to his resignation ($12,500 per month minus FICA and standard payroll tax withholdings), which shall be payable in accordance with MyGO’s normal pay cycle up through April 15, 2015, via direct deposit as has been standard and customary in paying Watson payroll.  MyGO will further ensure no lapse in health insurance coverage for Watson through June 30, 2015.  Within ten (10) days following the Effective Date, MyGO shall issue notice to Watson that he is eligible for continuation coverage of health insurance through Texas State Continuation Provisions.  If Watson is eligible and elects to continue receiving coverage through Texas State Continuation Provisions after June 30, 2015, he is solely responsible for the monthly premiums and agrees to not hold MyGO responsible in any way for payment of such premiums, especially for Watson’s failure to make timely payments that result in a lapse of medical insurance coverage.

2. Resignation and Termination of Watson Agreement.  As soon as practicable but in no case later than two (2) days after the Effective Date, Watson shall (x) work with MyGO to facilitate the removal of Watson from all Company accounts (banking, financial, subscription, and any others as may be the case,) and (y) tender a properly executed resignation of all offices and his position on the Board of Directors of MyGO Games Holding Co., to be effective immediately.  The parties hereby terminate the Watson Agreement which shall be effective on the Effective Date, and except as to those terms and provisions otherwise specifically addressed in this Settlement and Release, neither party shall have any further obligation thereunder whatsoever, even as to any provisions which by intent or design are to otherwise survive termination, including but not limited to any and all provisions pertaining to non-compete/non-interference. Notwithstanding the foregoing, in the event MyGO breaches its obligations under this Agreement, then Watson shall have the right to seek all remedies available to him under the Watson Agreement as if said agreement had not been terminated with respect to Watson’s rights and remedies afforded therein.

3. Options.  Watson shall release and forfeit all of the option rights afforded to him under the Watson Agreement and in exchange thereof, MyGO shall cause to be issued to Watson options granting Watson the right to purchase Seven Million, Five Hundred Thousand (7,500,000) shares of common stock of MyGO Games Holding Co. (“Retained Options”).  The Retained Options shall have a strike/exercise price of five cents ($.05) per share and shall be fully vested and immediately exercisable for a term of one (1) year from the date of issuance thereof, subject to applicable waiting periods prescribed by the United States Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws..  The Retained Options will be issued to Watson pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D under the Securities Act and pursuant to similar exemptions from any applicable state securities laws on the basis of Watson’s representation to MyGO Games Holding Co. that Watson is currently an “accredited investor” who satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the Securities Act.  Watson acknowledges that (i) the Retained Options and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act or any applicable state securities laws and shall be “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) that the Retained Options cannot be exercised by Watson unless at the time of exercise there is an exemption from the registration requirements of the Securities Act and any applicable state securities laws and, if required by the transfer agent, Watson has provided to the transfer agent of MyGO Games Holding Co. a legal opinion of counsel of recognized standing in form and substance reasonably satisfactory to the transfer agent to such effect and (iii) the Retained Options and the shares of common stock cannot be offered, sold, pledged or otherwise transferred, directly or indirectly, except pursuant to registration under the Securities Act or pursuant to an available exemption therefrom and in each in accordance with any applicable state securities laws and the certificates representing such securities will bear a legend to this effect.  Within fifteen (15) days of the Effective Date, MyGO shall secure all necessary actions and resolutions of the Board as well as provide to Watson all the applicable documents and agreements necessary to consummating the granting and issuance of the Retained Options.

4. Intentionally Left Blank.

5. SEC Filing:  As soon as practicable, but in no event later than four (4) business days following the Effective Date, MyGO shall file the attached Form 8-K describing the material terms of this Agreement as required by Items 1.01, 3.02 and 5.02 of Form 8-K, each party agreeing that such disclosure and subsequent references to such disclosure in the reports and registration statements that MyGO Games Holding Co. files with the SEC under the Securities Act and under the Securities Exchange Act of 1934, as amended, does not constitute a violation of the confidentiality provisions of Section 11 of this Agreement, and stating the following in relation to Watson’s resignation from the offices and Board of MyGO Games Holding Co. pursuant to the requirements of Item 5.02 of Form 8-K:
Effective on March 30, 2015, Mr. Paul Watson resigned all positions with the Company, including his position on the Board of Directors.  Mr. Watson’s resignation was not the result of any dispute or disagreement with the Company. The Company and Mr. Watson entered into a settlement agreement, the terms of settlement between the Company and Mr. Watson are set forth in Item 1.01 hereof and are incorporated herein by reference. The parties have agreed to settle, compromise, and resolve all potential claims resulting from Mr. Watson’s employment agreement pursuant to the terms of the settlement agreement. Mr. Watson was provided a copy of this disclosure prior to its filing with the SEC and pursuant to the requirements of Item 5.02(a)(3), Mr. Watson has informed the company that he agrees with the disclosure as set forth herein and will not be providing the company with a letter to be filed herewith.

Watson agrees with the above disclosure regarding the circumstances surrounding his resignation and agrees that so long as MyGO files an 8-K with the above disclosure regarding his resignation as a director he will not furnish the company a letter pursuant to Item 5.02(a)(3) of Form 8-K to be filed with the Form 8-K or as an amendment thereto.

6. Intentionally Left Blank.

7. Release by MyGO.  MyGO, for itself, its corporate parents and subsidiaries, related affiliates, officers, directors, employees, shareholders, agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharges Watson, his corporate entities and related affiliates, subsidiaries, shareholders, successors, successors and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Settlement and Release, including, but not limited to, those arising out of, or in any way related to the Watson Agreement.

8. Release Subject to Watson Representation. Notwithstanding the foregoing Release by MyGO, Watson represents that he has performed his duties as President & CSO, CMO, Treasurer, Chief Financial Officer and as a member of the Board in good faith and in the Company’s best interests and that he has not knowingly or intentionally breached his fiduciary duties to MyGO.  If, within one (1) month of the Effective Date, a trier of fact in a formal legal proceeding to which Watson is a party and having proper jurisdiction over Watson finds that Watson knowingly or intentionally breached his fiduciary duties, the Release in Section 7 is revocable.  This section shall survive for a period not to exceed one (1) month following the Effective Date.

9. Release by Watson.  Watson, for himself, his agents, attorneys and assigns, hereby irrevocably and unconditionally releases and forever discharges MyGO, its affiliates, parents, subsidiaries, shareholders, successors, and predecessors, and all of their past, present and future heirs, employees, agents, attorneys, officers, directors and trustees, as well as other persons and entities acting on their behalf, from any and all claims, liens, demands, obligations, actions, causes of actions, counts, damages, liabilities, losses, fees, costs or expenses, of any nature whatsoever, known or unknown, ascertained or not ascertained, suspected or unsuspected, existing or claimed to exist, from the beginning of time to the date of signing this Settlement and Release arising out of, or in any way related to the Watson Agreement.

10. Acknowledgement of Compromise.  MyGO and Watson represent and warrant that they understand that this Agreement is a compromise of disputed claims entered into voluntarily by all parties to avoid the expense and inconvenience of litigation and that this Settlement and Release, including any exhibits and attachments hereto, does not constitute an admission of liability by either party and further shall not be used by MyGO or Watson, their respective heirs, agents, representatives, or any other party as evidence of, or an admission of, any improper conduct by either party.

11. Non-Disparagement.  Watson agrees for a period of three (3) months following the Effective Date not to contact, without the involvement (via phone or carbon copy email) of a MyGO, which participation may not be unreasonably withheld, any companies with which MyGO conducts or is in negotiation to conduct business, which shall include suppliers, vendors, brand partners, licensors, or any party with which MyGO is engaged in discussions to effectuate such a relationship.  Each party agrees that it shall not make any disparaging communications concerning the other related to the Watson Agreement, any services that are the subject of the Watson Agreement or any of the events that are the subject of the Watson Agreement.  In the event MyGO receives any inquiry as to Watson’s employment status, the response shall be strictly limited to dates of employment and confirmation of compensation.

12. Exclusive Agreement and Amendment.  The parties agree and acknowledge that there are no contemporaneous oral agreements between the parties.  No change, modification, rescission or waiver of any provision of this Settlement and Release shall be valid or binding unless it is in writing and signed by all the respective parties to this Settlement and Release.

13. Governing Law.  This Settlement and Release shall be construed in accordance with Texas law.  All parties participated in the preparation of this Settlement and Release and, in the event of any claim arising from a breach of this Settlement and Release, its language shall not be construed against or in favor of either party because of such party’s participation in the preparation of the Agreement.

14. Attorneys’ Fees.  If any proceeding is brought for the enforcement, interpretation, modification, or termination of this Settlement and Release, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with that proceeding, in addition to any other costs or relief to which the party may be entitled.

15. Performance.  The parties shall take all necessary steps to effectuate this Settlement and Release.

16. Severability.  If any portion of this Settlement and Release is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

17. Counter Parts.  This Settlement and Release may be executed in any number of counterparts and the parties agree that each shall be deemed an original.  This document shall have no force and effect until and unless signed by all parties listed below.

IN WITNESS HEREOF, the undersigned have affixed their signatures this 30th day of March, 2015.

PAUL WATSON                                                      MYGO GAMES HOLDING CO.

By:                                                                   By:

MYGO GAMES, LLC

By: